SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

                                (AMENDMENT NO. )

Filed by the registrant [X]
Filed by a party other than the registrant [ ]

Check the appropriate box:
[ ] Preliminary proxy statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                                    CNS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(2) or Item 22(a)(2) of
    Schedule 14A.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
     (2)  Aggregate number of securities to which transactions applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.)
     (4)  Proposed maximum aggregate value of transaction:
     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing party:

     (4)  Date filed:




                                   CNS, INC
                              4400 WEST 78TH ST.
                         BLOOMINGTON, MINNESOTA 55435
                                (612) 820-6696

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD APRIL 23, 1997

To the Stockholders of CNS, Inc:

Notice is hereby given that the Annual Meeting of Stockholders of CNS, Inc. (the "Company") will be held Wednesday, April 23, 1997 at 3:30 p.m., local time, in the auditorium of the Lutheran Brotherhood Building, 625 Fourth Avenue South, Minneapolis, Minnesota for the following purposes:

     1. To elect six (6) directors to serve until the next annual meeting of Stockholders;

     2.   To ratify and approve amendments to the CNS, Inc. 1994 Stock Plan to
          (i) increase the total number of shares of Common Stock available for issuance under such Plan from 1,000,000 to 1,750,000 shares and (ii) bring such Plan into compliance with Section 162(m) of the Internal Revenue Code of 1986, as amended;

     3. To approve the appointment of KPMG Peat Marwick LLP as independent auditors for the fiscal year ending December 31, 1997; and

     4. To act upon any other matters that may properly be presented at the meeting.

Accompanying this Notice of Annual Meeting is a Proxy Statement, form of Proxy and the Company's Annual Report to Stockholders for the fiscal year ended December 31, 1996.

The Board of Directors has fixed the close of business on March 3, 1997 as the record date for the determination of Stockholders entitled to notice of, and to vote at, the meeting.

                                        By Order of the Board of Directors


                                        /s/ Daniel E. Cohen
                                        Daniel E. Cohen, M.D.
                                        CHAIRMAN OF THE BOARD

Dated: March 21, 1997.

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE, AND RETURN YOUR PROXY IN THE REPLY ENVELOPE PROVIDED SO THAT YOUR SHARES MAY BE VOTED AT THE MEETING. THE PROXY IS SOLICITED BY MANAGEMENT AND MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED.



                                  CNS, INC.
                              4400 WEST 78TH ST.
                         BLOOMINGTON, MINNESOTA 55435
                                (612)820-6696

                               PROXY STATEMENT

                        ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON APRIL 23, 1997

                               GENERAL MATTERS

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of CNS, Inc. (the "Company") from holders of Common Stock of proxies in the accompanying form to be voted at the Annual Meeting of Stockholders on Wednesday, April 23, 1997 at 3:30 p.m., local time, and at all adjournments thereof. This Proxy Statement is first being sent to Stockholders on or about March 21, 1997.

Any shareholder giving a proxy will have the right to revoke it by written notice to the Secretary of the Company or by filing with the Secretary another proxy bearing a later date at any time before it is voted at the meeting. A shareholder wishing to vote in person after giving his or her proxy must first give written notice of revocation to the Secretary. All shares represented by valid, unrevoked proxies will be voted at the meeting and any adjournment thereof.

                        OUTSTANDING VOTING SECURITIES

Stockholders of record as of the close of business on March 3, 1997, will be entitled to vote at the meeting. On that date, the Company had outstanding 19,256,243 shares of common stock, $.01 par value ("Common Stock"), each of which is entitled to one vote per share on each matter to be voted upon at the meeting. As provided in the Certificate of Incorporation of the Company, there is no cumulative voting. The Company has no class of voting securities outstanding other than the Common Stock.


                       SECURITY OWNERSHIP OF PRINCIPAL
                         STOCKHOLDERS AND MANAGEMENT

The following table sets forth, as of March 3, 1997 the number and percentage of outstanding shares of Common Stock of the Company beneficially owned by each person who is known to the Company to beneficially own more than five percent (5%) of the Common Stock of the Company, by each director of the Company, by each executive officer named in the Summary Compensation Table below, and by all directors and executive officers of the Company as a group:

                                           NUMBER OF SHARES         PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER    BENEFICIALLY OWNED(1)(2)    OF CLASS
------------------------------------    ------------------------    --------

Richard W. Perkins(3)(4)                       1,376,458               7.1%
 Perkins Capital Management, Inc.
 730 East Lake Street
 Wayzata, MN 55391

Daniel E. Cohen, M.D.(3)(5)(6)                   780,664               4.0%

Richard E. Jahnke(3)(5)                          170,250               *

Patrick Delaney(3)                                80,066               *

R. Hunt Greene(3)                                 60,000               *

Andrew J. Greenshields(3)(7)                      54,000               *

Kirk P. Hodgdon(5)                                57,500               *

David J. Byrd(5)                                  20,550               *

Rihab Fitzgerald(5)(8)                            92,584               *

William Doubek(5)(9)                             129,976               *

All directors and officers                     2,958,596              14.7%
 as a group (12 persons)(10)

------------------------------
*Indicates ownership of less than one percent.
(1) Except as noted, all shares beneficially owned by each owner were owned of record, and each owner held sole voting power and sole investment power for all shares held.
(2) Includes the following number of shares which could be purchased under stock options exercisable within sixty (60) days of the date hereof: Mr. Perkins, 60,000 shares; Dr. Cohen, 150,000 shares; Mr. Jahnke, 170,250 shares; Mr. Delaney, 60,000 shares; Mr. Greene, 60,000 shares; Mr. Greenshields, 50,000 shares; Mr. Hodgdon, 57,500 shares; Mr. Byrd, 20,000 shares; Ms. Fitzgerald, 30,000 shares; Mr. Doubek, 107,000 shares; and all directors and officers as a group, 878,500 shares. Does not include stock options to purchase 20,000 shares of Common Stock held by each of Messrs. Perkins, Delaney, Greene and Greenshields which will vest if such individuals are re-elected to the Company's Board of Directors at the Annual Meeting of Stockholders.
(3)  Serves as a director of the Company and has been nominated for re-election.
(4) Includes 1,191,110 shares of Common Stock held for the accounts of clients of Perkins Capital Management, Inc., a registered investment advisor of which Mr. Perkins is the controlling shareholder, a director and President. Perkins Capital Management has the right to sell the shares but does not have power to vote the shares. Mr. Perkins and Perkins Capital Management disclaim beneficial ownership of such shares. This total also includes 47,500 shares held in trusts for which Mr. Perkins is the sole trustee, 4,000 shares held by a corporation of which Mr. Perkins is sole shareholder and 73,848 shares held by a partnership of which Mr. Perkins is a general partner.
(5) Served as an executive officer of the Company during 1996 and is named in the Summary Compensation Table below.
(6) Includes 327,332 shares of Common Stock owned of record by Dr. Cohen's spouse, for which he has no voting or investment power.
(7) Includes 4,000 shares held by Mr. Greenshields jointly with his spouse for which he has shared voting and dispositive power.
(8) Includes 1,442 shares of Common Stock held by Ms. FitzGerald jointly with her spouse for which she has shared voting and dispositive power.
(9) Includes 11,680 shares of Common Stock owned of record by Mr. Doubek's spouse.
(10) Includes 339,012 shares of Common Stock owned by spouses and 5,442 shares owned jointly with spouses.


                              ELECTION OF DIRECTORS
                                  (PROPOSAL #1)

Although the Company's Bylaws currently provide for a Board of Directors consisting of seven members, only six directors will be elected at the Annual Meeting. It is intended that proxies solicited by the Board of Directors will be voted FOR (unless otherwise directed) the election of the nominees for director named below. Each of the nominees named below is a present director of the Company and upon election will serve until the next annual meeting or until his successor has been elected and qualified. Dr. Cohen has been a director of the Company since its formation in 1982; Mr. Delaney has been a director since 1983; Mr. Greene has been a director since 1985; Mr. Greenshields has been a director since 1986; and Messrs. Jahnke and Perkins have been directors since 1993. If for any reason any of the nominees becomes unavailable for election, the proxies solicited by the Board of Directors will be voted for such nominee as is selected by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees is not available or will not serve if elected.

The nominees named below have been nominated by the Board of Directors of the Company. They are all the Directors who served during 1996. The nominees are listed below with their ages, their present positions with the Company, their present principal occupations or employment and their principal occupations or employment for at least the past five years. Dr. Cohen and Mr. Jahnke devote their full working time to the business of the Company. Messrs. Delaney, Greene, Perkins and Greenshields devote such time as is necessary to fulfill their duties as directors.

DANIEL E. COHEN, M.D., 44, has served as the Company's Chairman of the Board since 1993, its Chief Executive Officer since 1989 and the Treasurer since 1982. Dr. Cohen was a founder of the Company and is a board-certified neurologist.

RICHARD E. JAHNKE, 48, has served as the Company's President and Chief Operating Officer since 1993. From 1991 to 1993, he was Executive Vice President and Chief Operating Officer of Lemna Corporation, which manufactures and sells waste water treatment systems. From 1986 to 1991, Mr. Jahnke was general manager of the government operations division of ADC Telecommunications, an electronic communications systems manufacturer. From 1982 to 1986, he was Director of Marketing and Business and Technical Development at BMC Industries, Inc. From 1972 to 1982, he held various positions of increasing responsibility in engineering, sales and marketing management at 3M Company. He is also a director of Rehabilicare Inc., a manufacturer of medical devices.

PATRICK DELANEY, 54, has served as the Company's Secretary since 1995. Mr. Delaney is a partner in the Minneapolis law firm of Lindquist & Vennum P.L.L.P., counsel to the Company. He has been in the private practice of law since 1967. He is also a director of Community First Bankshares, Inc., a multi-bank holding company, the secretary of MTS Systems Corporation, a manufacturer of systems for materials testing, simulation, measurement and controls, and a director and the secretary of Applied Biometrics, Inc, a manufacturer of medical devices.

R. HUNT GREENE, 46, has been an investment banker for over fifteen years. He is presently Managing Director of Greene Holcomb & Lannin LLC, a Minneapolis investment bank that provided investment banking services to the Company in 1996 and that will provide investment banking services to the Company in 1997. Mr. Greene was a Managing Director of Piper Jaffray Inc., a Minneapolis based investment bank and general broker-dealer in investment securities, from 1979 to 1995.

ANDREW J. GREENSHIELDS, 59, has been President of Pathfinder Ventures, Inc., Minneapolis, Minnesota, since 1980. He is also a general partner of Pathfinder Venture Capital Funds I, II and III, Minneapolis based venture capital limited partnerships. Mr. Greenshields is also a director of Aetrium, Inc., a manufacturer of semiconductor handling equipment.

RICHARD W. PERKINS, 66, has been President, Chief Executive Officer and a director of Perkins Capital Management, Inc. since 1985. He is also a director of the following publicly-held companies: Bio-Vascular, Inc., a medical products manufacturer; Children's Broadcasting Corporation, an operator of radio stations with a children's format; Eagle Pacific Industries, Inc., a manufacturer of plastic pipe; Lifecore Biomedical, Inc., a medical devices company; Nortech Systems, Inc., a contract manufacturer for the electronics industry; Peerlees Industrial Group, Inc., a manufacturer of metal products; and Quantech, Ltd.; a development stage medical products company.


              MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES LISTED.

                     OTHER INFORMATION REGARDING THE BOARD

BOARD MEETINGS

The Board of Directors met five times during the fiscal year 1996, which ended December 31, 1996. Each director attended at least 75% of the aggregate of the total number of Board meetings and Committee meetings on which he served during the fiscal year ended December 31, 1996. The Board took action in writing in lieu of a meeting three times during the fiscal year 1996.

COMMITTEES

The Audit Committee of the Board of Directors, which is comprised of Messrs. Greene, Chairman, and Greenshields, met twice during 1996. The Audit Committee reviews and evaluates significant matters relating to the audit and internal controls of the Company, reviews the scope and results of audits by and the recommendations of the Company's independent auditors, and approves services provided by the auditors.

The Compensation Committee of the Board of Directors, which is comprised of Messrs. Greenshields, Chairman, and Perkins, did not meet during 1996. Among other duties, the Compensation Committee makes recommendations to the Board of Directors regarding the employment practices and the policies of the Company and the compensation paid to Company officers.

The Plan Committee of the Board of Directors, which was comprised of Messrs. Greenshields, Greene and Delaney, did not meet during 1996. In 1996, the Plan Committee had the authority to make awards under and adopt and alter administrative rules and practices governing the Company's Stock Option Plans and Employee Stock Purchase Plan (the "Plans") and interpret the terms and provisions of the Plans and any award issued under those Plans. In February 1997, the Board transferred the duties and powers of the Plan Committee to the Compensation Committee.

The Nominating Committee is comprised of Dr. Cohen and Messrs. Greenshields and Delaney. The Nominating Committee met one time during 1996.


                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

The following table shows, for the fiscal years ending December 31, 1996, 1995 and 1994, the cash compensation paid by the Company, as well as certain other compensation paid or accrued for those years, to Daniel E. Cohen, M.D., the Company's Chief Executive Officer, and each of the other five most highly compensated executive officers of the Company as of December 31, 1996 (together with Dr. Cohen, the "Named Executives").

                          SUMMARY COMPENSATION TABLE

                                                                        LONG-TERM
                                         ANNUAL COMPENSATION          COMPENSATION
                                         -------------------      ---------------------
                                                                  SECURITIES UNDERLYING      ALL OTHER
NAME AND POSITION             YEAR       SALARY        BONUS           OPTIONS (#)        COMPENSATION(1)
-----------------             ----       ------        -----      ---------------------   ---------------
Daniel E. Cohen, M.D.         1996      $150,000      $150,000               -0-               $300
 Chief Executive Officer,     1995       141,400       141,400           200,000                300
 Treasurer and Chairman       1994       115,600           -0-               -0-                300
 of the Board

Richard E. Jahnke             1996       150,000       150,000               -0-                300
 President and                1995       140,500       140,500            75,000                300
 Chief Operating Officer      1994       112,000           -0-               -0-                300

Kirk P. Hodgdon               1996       127,000        76,200               -0-                300
 Vice President of            1995       125,250        75,150            50,000                300
 Consumer Marketing           1994       102,769(2)        -0-            60,000                250

David J. Byrd                 1996       118,750(3)     71,250            60,000                275
 Vice President of            1995           -0-           -0-               -0-                -0-
 Finance and                  1994           -0-           -0-               -0-                -0-
 Chief Financial Officer

Rihab Fitzgerald              1996       100,000        60,000               -0-                300
 Vice President of            1995        96,250        57,750            50,000                300
 Consumer Sales               1994        90,419           -0-               -0-                264

William Doubek                1996       100,000        60,000               -0-                300
 Vice President               1995        93,645        56,100            60,000                300
 of Operations                1994        74,000           -0-               -0-                238

-----------------------
(1)  Represents the payment of life insurance premiums.

(2) Mr. Hodgdon became Vice President of Consumer Marketing in February 1994 and received a salary for the remainder of 1994.

(3) Mr. Byrd became Vice President of Finance and Chief Financial Officer in February 1996 and received a salary for the remainder of 1996.


STOCK OPTIONS

The following table contains information concerning grants of stock options to the Named Executives during 1996:

                                      OPTION GRANTS IN 1996

                                           INDIVIDUAL GRANTS
                      -----------------------------------------------------------
                                                                                       POTENTIAL REALIZABLE
                                                                                             VALUE AT
                                                                                          ASSUMED ANNUAL
                         NUMBER        % OF TOTAL                                          RATE OF STOCK
                      OF SECURITIES      OPTIONS       EXERCISE OR                      PRICE APPRECIATION
                       UNDERLYING       GRANTED TO        BASE                            FOR OPTION TERM
                         OPTIONS        EMPLOYEES         PRICE        EXPIRATION      --------------------
NAME                   GRANTED (#)       IN 1996         ($/SH)           DATE           5%            10%
----                  -------------     ----------     -----------     ----------      -----          -----
Daniel E. Cohen             -0-             --             --              --            --            --
Richard E. Jahnke           -0-             --             --              --            --            --
Kirk P. Hodgdon             -0-             --             --              --            --            --
David J. Byrd            60,000(1)         80.0%         $15.875        02/05/06      $599,022     $1,518,040
Rihab Fitzgerald            -0-             --             --              --            --            --
William Doubek              -0-             --             --              --            --            --

--------------------
(1) The options vest as follows: 10,000 shares on each of May 5, 1996 and February 5, 1997, 1998, 1999, 2000 and 2001.

OPTION EXERCISES AND HOLDINGS

The following table sets forth information with respect to the Named Executives concerning the exercise of options during 1996 and unexercised options held as of December 31, 1996:

                                    AGGREGATED OPTION EXERCISES IN 1996 AND
                                        FISCAL YEAR-END OPTION VALUES

                                                                                             VALUE OF UNEXERCISED
                                                       NUMBER OF UNEXERCISED OPTIONS             IN-THE-MONEY
                        SHARES                                 AT FY-END(#)                  OPTIONS AT FY-END(1)
                       ACQUIRED                        -----------------------------     -----------------------------
                          ON
NAME                  EXERCISE(#)    VALUE REALIZED    EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
----                  -----------    --------------    -----------     -------------     -----------     -------------
Daniel E. Cohen            -0-               N/A         100,000          100,000        $  887,500       $  887,500
Richard E. Jahnke       40,000          $882,900         111,500          117,500         1,246,955        1,430,296
Kirk P. Hodgdon         10,000           198,850          33,000           61,000           308,875          613,375
David J. Byrd              -0-               N/A          10,000           50,000                (2)              (2)
Rihab Fitzgerald        15,000           326,575          54,900           29,000           597,482          270,125
William Doubek             -0-               N/A          90,000           34,000         1,035,000          314,500

---------------------
(1) Based on the closing sale price of $14.375 per share for the Common Stock on December 31, 1996.

(2) The exercise price for these options was greater than the closing sale price on December 31, 1996.

REPORT ON EXECUTIVE COMPENSATION

This is a joint report of the Compensation Committee and Plan Committee of the Board of Directors of the Company, which are composed of the undersigned Board members. This report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 and shall not otherwise be deemed to be filed under either such Act.

COMPENSATION PHILOSOPHY. The compensation philosophy of the Company is to provide competitive levels of compensation that are consistent with the Company's annual and long-term performance goals, recognize individual initiative and achievements and assist the Company in attracting and retaining qualified executives. It is intended that, in judging appropriate levels of compensation, the Committee will take into account internally set performance goals and comparisons with the performance of other publicly held consumer products companies which had rapidly growing revenues under $500 million.

BASE SALARY. Executive base salary is reviewed annually and adjustments, if any, are based on levels of responsibility, experience, internal equity, external pay practices and the rate of inflation. The Compensation Committee recommended to the Board of Directors and the Board adopted a plan under which the base salaries of the executive officers were set effective January 1, 1996.

CASH BONUS. Bonuses are awarded to executive officers in consideration of contributions to the Company and the Company's overall performance. In 1996, the Board of Directors adopted a plan under which Dr. Cohen, the Chairman and Chief Executive Officer of the Company, and Mr. Jahnke, the President and Chief Operating Officer of the Company, were eligible for cash bonuses equal to amounts of between 15% and 100% of their base salaries depending on the Company's level of net income for 1996, with net income of at least $10,000,000 required before any bonus amounts were earned. The level of net income required for various bonus levels were set by the Board of Directors. Under the same plan, Vice Presidents of the Company were eligible for cash bonuses of between 9% and 60% of their base salaries if the same level of net income was achieved. The financial performance of the Company resulted in bonuses equal to either 100% or 60% of the base salary of each of the eligible officers of the Company.

STOCK OPTIONS. The Company's Stock Option Plans include executive officers. Stock options are generally granted to executive officers at the time they are elected. The Compensation and Plan Committees have adopted the position that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning management's and shareholder's interests in enhancing shareholder value. During 1996, the Company granted options to one executive officer of the Company to purchase 60,000 shares of common stock of the Company at a price equal to the market price on the date of grant and exercisable for ten years. The right to exercise the options vests over the first five years of the term of the option.

CHIEF EXECUTIVE OFFICER COMPENSATION. Dr. Cohen's compensation for 1994-1996 is shown in the Summary Compensation Table above. Dr. Cohen managed the Company well in a difficult economic climate for its sleep disorders diagnostic devices, which business was sold in 1995, has successfully guided the development and marketing of its Breathe Right(R) external nasal dilator, and has made arrangements for the Company to test and possibly enter into production and sale of new product lines. The Compensation Committee has determined Dr. Cohen's compensation on these bases.

BOARD ACTION. All recommendations of the Compensation Committee have been and are subject to Board of Director review and approval. Stock option grants by the Plan Committee are not subject to Board of Director review and approval in order to satisfy Rule 16b-3 under the Securities Exchange Act of 1934.


        SUBMITTED BY THE COMPENSATION COMMITTEE AND PLAN COMMITTEE OF THE
                          COMPANY'S BOARD OF DIRECTORS:

Compensation Committee:                Plan Committee:
Andrew J. Greenshields, Chairman       Andrew J. Greenshields, Chairman
Richard W. Perkins                     R. Hunt Greene
                                       Patrick Delaney

STOCK PERFORMANCE

The graph below sets forth a comparison of the cumulative shareholder return of the Company's Common Stock over the last five fiscal years with the cumulative total return over the same periods for the Nasdaq Market Index and the Surgical, Medical and Dental Instruments and Supplies Index (the "Medical Instruments Index") (SIC Code 384, which includes 242 companies). The graph below compares with the two indicated indexes the cumulative total return of the Company's Common Stock over the last five fiscal years assuming a $100 investment on December 31, 1991 and assuming reinvestment of all dividends paid. The Company did not pay any dividends during this period. This graph shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934.


                              [PLOT POINTS GRAPH]

                                                          DECEMBER 31,
                              --------------------------------------------------------------------
                                1991        1992        1993         1994        1995        1996
                                ----        ----        ----         ----        ----        ----
CNS, Inc.                     $100.00     $ 55.56     $183.33      $197.22     $672.22     $638.89
Medical Instruments Index      100.00       85.84       67.55        74.84      125.01      133.11
Nasdaq Market Index            100.00      100.98      121.13       127.17      164.96      204.98

EMPLOYMENT AGREEMENTS

Dr. Cohen and Messrs. Jahnke, Byrd, Hodgdon and Doubek have employment agreements with the Company. The employment agreements with Dr. Cohen and Messrs. Jahnke, Byrd and Hodgdon provide that they are entitled to base salaries, respectively, of $150,000, $150,000, $130,000 and $127,000 annually plus they may earn cash bonuses as established by the Board from time to time. Mr. Doubek's employment agreement does not provide for a compensation structure but he received a base salary of $100,000 in 1996. Either the Company or Dr. Cohen or Messrs. Jahnke, Byrd and Hodgdon may terminate their respective agreements on 90 days' notice. Either the Company or Mr. Doubek may terminate his agreement on 15 days' notice. Dr. Cohen's agreement contains a noncompete obligation which remains in effect for a period of two years after termination of employment. Each of the employment agreements with Messrs. Jahnke, Byrd, Hodgdon and Doubek contains a noncompete obligation which remains in effect for a period of one year after termination of employment.

Each of the employment agreements with Messrs. Jahnke, Byrd and Hodgdon provides that upon the termination of their employment with the Company during the 12-month period following a Change in Control of the Company (i) by the Company other than for Cause, death or Disability, or (ii) by employee for Good Reason (as such terms are defined in their employment agreements), then they shall be entitled to a lump sum payment equal to two times the cash compensation paid to them in the year prior to termination and all of their outstanding options to purchase Common Stock of the Company shall immediately become fully vested and exercisable. If such a termination had occurred in 1997, the amounts payable pursuant to these employment agreements would have been as follows: Mr. Jahnke, $600,000; Mr. Byrd, $380,000; and Mr. Hodgdon, $406,400.

DIRECTOR COMPENSATION

Non-employee directors were not paid any fees or remuneration for services as members of the Board of Directors during fiscal year 1996. Fees were paid to Mr. Delaney's law firm, Lindquist & Vennum P.L.L.P., for services rendered to the Company.

On June 17, 1994, each non-employee director of the Company was granted a ten-year, nonqualified option under the proposed 1994 Stock Plan to purchase 80,000 shares of Common Stock at $3.095 per share, the fair market value of the Common Stock on the date of grant. The options vest as follows: 20,000 shares on the date of grant and 20,000 shares on the date of each annual Stockholders' meeting held during the succeeding three years at which the director is re-elected to the Board of Directors.


               APPROVAL OF AMENDMENT TO COMPANY'S 1994 STOCK PLAN
                                  (PROPOSAL #2)

INTRODUCTION

On June 17, 1994, the Board of Directors adopted the CNS, Inc. 1994 Stock Plan (the "Plan") and the Plan was ratified and approved by the Stockholders on May 11, 1995. The purpose of the Plan is to enable the Company and its subsidiaries to retain and attract executives, other key employees and non-employee directors who contribute to the Company's success by their ability, ingenuity and industry, and to enable such individuals to participate in the long-term success and growth of the Company by giving them a proprietary interest in the Company. The Plan authorizes the granting of awards in the form of (i) stock options,
(ii) stock appreciation rights, (iii) restricted stock, (iv) deferred stock and
(v) other stock based and non-stock based awards.

PROPOSED PLAN AMENDMENTS

The proposed amendments to the Plan are as follows:

INCREASING NUMBER OF SHARES. The Plan originally authorized the issuance of 1,000,000 shares of common stock pursuant to awards granted under the Plan (as adjusted to reflect a two-for-one stock split effected in June 1995). On January 10, 1997, the Board of Directors amended the Plan, subject to ratification and approval of the stockholders, to increase the total number of shares available under the Plan by 750,000 shares to a total of 1,750,000 shares. There were outstanding on March 3, 1997 options to purchase an aggregate of 1,411,700 shares under the Company's stock option plans (including 847,800 under the Plan) and an aggregate of 721,248 shares have been purchased through the exercise of options granted under these stock option plans (including 148,450 under the Plan). Therefore, absent shareholder approval of this amendment to the Plan, an aggregate of 67,052 shares remain available for awards under the Company's stock option plans (including 3,750 under the Plan). The Board of Directors has deemed it prudent to increase the shares available for grant under the Plan by 750,000 shares in order to facilitate future grants of stock options, stock appreciation rights, restricted stock awards, deferred stock awards and other stock based or non-stock based awards.

COMPLIANCE WITH SECTION 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits the Company's deduction for federal income tax purposes of compensation in excess of $1 million per individual paid to the Company's Chief Executive Officer and its four highest paid executive officers. Compensation plans which are performance-based, approved by the Company's stockholders, granted by a committee consisting solely of two or more outside directors, and have an annual cap on the number of shares that may be granted to any given individual will not be subject to the deduction limit. The Plan currently does not have an annual cap on the amount of shares subject to an option grant. On January 10, 1997, the Board of Directors amended the Plan, subject to ratification and approval of the stockholders, to bring the Plan into compliance with Section 162(m) of the Code by providing for an annual cap on the number of shares granted to an individual to 150,000 shares. By adopting this change, the Company may deduct any compensation expense resulting from the grant or exercise of options issued under the Plan without regard to the limitations under Code Section 162(m), including options to the individuals described above.

SUMMARY OF THE PLAN

NUMBER OF SHARES. The maximum number of shares of common stock reserved and available for awards under the Plan, as amended by the Board, is currently 1,750,000 shares (subject to possible adjustment in the event of future stock splits or similar changes in the common stock). Shares of common stock covered by expired or terminated stock options and forfeited shares of restricted stock or deferred stock may be used for subsequent awards under the Plan.

ELIGIBILITY AND ADMINISTRATION. Officers, other key employees of the Company and subsidiaries and non-employee directors are eligible to be granted awards under the Plan. Approximately 15 officers and other key employees and four non-employee directors are currently eligible to participate in the Plan. The Plan is administered by the Board of Directors of the Company or by a Committee appointed by the Board, consisting of at least two directors, all of whom are "Outside Directors" and "Non-Employee Directors" as defined in the Plan. The Committee has the power to make awards, determine the number of shares covered by each award and other terms and conditions of such awards, construe the Plan, and prescribe, amend and rescind the rules and regulations with respect to the administration of the Plan.

STOCK OPTIONS. The Committee may grant stock options that qualify either as "incentive stock options" under the Internal Revenue Code or as "non-qualified stock options" in such form and upon such terms as the Committee may approve from time to time. Stock options granted under the Plan may be exercised during their respective terms as determined by the Committee. The purchase price may be paid by tendering a certified or bank check, or by any other form of legal consideration deemed sufficient by the Committee and consistent with the Plan's purpose and applicable law, including promissory notes and, under certain circumstances, unrestricted stock already owned by the optionee. If the terms of a stock option so permit, an optionee may elect to pay all or part of the exercise price by having the Company withhold from the shares of stock that would otherwise be issued upon exercise, that number of shares of stock having a fair market value equal to the aggregate exercise price for the shares with respect to which such election is made. No stock option shall be transferable by the optionee or exercised by anyone else during the optionee's lifetime.

Stock options may be exercised during varying periods of time after an optionee's termination of employment by the Company or any subsidiary or parent corporation, depending upon the reason for the termination. Following an optionee's death, the optionee's stock options may be immediately exercised to the extent they were exercisable at the time of death by the legal representative of the estate or the optionee's legatee for a period of three months or until the expiration of the stated term of the option, whichever is less. The same time periods apply if the optionee is terminated by reason of disability. If an optionee retires, the optionee's vested stock options may be exercised to the extent they were exercisable at the time of retirement, but may not be exercised after three months from the date of retirement or the expiration of the stated term of the option, whichever is less. If the optionee's employment is terminated for cause, the optionee's stock options immediately terminate. These exercise periods may be reduced by the Committee for particular options. The Board may, in its discretion, accelerate the exercisability of stock options which would not otherwise be exercisable upon death, disability or retirement.

No incentive stock options shall be granted under the Plan after June 17, 2004. The term of an incentive stock option may not exceed 10 years from the date the stock option is granted (or 5 years if issued to an optionee who owns or is deemed to own more than 10% of the combined voting power of all classes of stock of the Company or any subsidiary or parent corporation). The aggregate fair market value of the common stock with respect to which an incentive stock option is exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. The option price per share of common stock purchasable under a stock option shall be determined by the Committee at the time of grant. In the event that the Committee does not determine the exercise price per share of stock purchasable under a stock option, the exercise price shall be the fair market value of the stock on the date the stock option is granted. In no event shall the stock option price per share of stock purchasable under an incentive stock option or non-qualified stock option be less than the fair market value of the stock on the date the stock option is granted (or, in the event the optionee owns more than 10% of the combined voting power of all classes of stock of the Company, the option price shall not be less than 110% of the fair market value of the stock on the date the option is granted).

STOCK APPRECIATION RIGHTS. The Committee may grant stock appreciation rights ("SARs") in connection with all or part of any stock option (with the exception of options granted to non-employee directors), either at the time of the stock option grant, or, in the case of no-qualified options, later during the term of the stock option. SARs entitle the participant to receive from the Company the same economic value that would have been derived from the exercise of an underlying stock option and the immediate sale of the shares of common stock. Such value is paid by the Company in cash, shares of common stock or a combination of both, in the discretion of the Committee. SARs are exercisable or transferable only at such times and to the extent stock options to which they relate are exercisable or transferable. If a SAR is exercised, the underlying stock option is terminated as to the number of shares covered by the SAR exercise.

RESTRICTED STOCK. The Committee may grant restricted stock awards that result in shares of common stock being issued to an optionee subject to restrictions against disposition during a restricted period established by the Committee. The Committee may condition the grant of restricted stock upon the attainment of specified performance goals or service requirements. The provisions of restricted stock awards need not be the same with respect to each recipient. The restricted stock will be held in custody by the Company until the restrictions thereon have lapsed. During the period of restrictions, a participant has the right to vote the shares of restricted stock and receive dividends and distributions unless the Board requires such dividends and distributions to be held by the Company, subject to the same restrictions as the restricted stock. Notwithstanding the foregoing, all restrictions with respect to restricted stock lapse 60 days (or less, as determined by the Committee) prior to the occurrence of a merger or other significant corporate change, as provided in the Plan.

If a participant terminates employment during the period of restrictions, all shares still subject to restrictions will be forfeited and returned to the Company, subject to the right of the Committee to waive such restrictions in the event of an optionee's death, total disability, retirement or under special circumstances approved by the Board.

DEFERRED STOCK. The Committee may grant deferred stock awards that result in shares of common stock being issued to an optionee or group of optionees upon the expiration of a deferral period. The Committee may condition the grant of deferred stock upon the attainment of specified performance goals. The provisions of deferred stock awards need not be the same with respect to each recipient.

Upon termination of employment for any reason during the deferral period for a given award, the deferred stock in question shall be forfeited by the participant, subject to the Committee's ability to waive any remaining deferral limitations with respect to a participant's deferred stock. During the deferral period, deferred stock awards may not be sold, assigned, transferred, pledged or otherwise encumbered and any dividends declared with respect to the number of shares covered by a deferred stock award will either be immediately paid to the participant or deferred and deemed to be reinvested in additional deferred stock, as determined by the Committee. The Committee may allow a participant to elect to further defer receipt of a deferred stock award for a specified period or until a specified event.

OTHER AWARDS. The Committee may from time to time grant stock, other stock based and non-stock based awards under the Plan including without limitations those awards pursuant to which shares of stock are or may in the future be acquired, awards denominated in stock units, securities convertible into stock, phantom securities and dividend equivalents. The Committee shall determine the terms and conditions of such other stock, stock based and non-stock based awards provided that such awards shall not be inconsistent with the terms and purposes of the Plan.

RIGHT OF REPURCHASE. The Committee may, at the time of any grant under the Plan, provide that the shares of common stock received under the Plan shall be subject to a repurchase right in favor of the Company in the event that a participant's employment is terminated for any reason. Except as otherwise provided by the Committee, the repurchase price will be the fair market value of the stock or, in the case of a termination for cause, an amount equal to the consideration paid for the stock. The Committee may also, at the time of grant, provide the Company with similar repurchase rights, upon terms and conditions specified by the Committee, with respect to any participant who, at any time within one year of termination of employment with the Company, directly or indirectly competes with, or is employed by a competitor of, the Company.

FEDERAL INCOME TAX CONSEQUENCES

STOCK OPTIONS. An optionee will not realize taxable compensation income upon the grant of an incentive stock option. In addition, an optionee generally will not realize taxable compensation income upon the exercise of an incentive stock option if he or she exercises it as an employee or within three months after termination of employment (or within one year after termination if the termination results from a permanent and total disability). The amount by which the fair market value of the shares purchased exceeds the aggregate option price at the time of exercise shall be treated as alternative minimum taxable income for purposes of applying the alternative minimum tax. If stock acquired pursuant to an incentive stock option is not disposed of prior to the date of two years from the option grant date or prior to one year from the option exercise date (the "Applicable Holding Periods"), any gain or loss realized upon the sale of such shares will be characterized as capital gain or loss. If the Applicable Holding Periods are not satisfied, then any gain realized in connection with the disposition of such stock will generally be taxable as ordinary compensation income in the year in which the disposition occurred, to the extent of the difference between the fair market value of such stock on the date of exercise and the option exercise price. The Company is entitled to a tax deduction to the extent, and at the time, the optionee realizes compensation income. The balance of any gain will be characterized as a capital gain.

An optionee will not realize taxable compensation income upon the grant of a non-qualified stock option. As a general matter, when an optionee exercises a non-qualified stock option, he or she will realize taxable compensation income at that time equal to the difference between the aggregate option price and the fair market value of the stock on the date of exercise. The Company is entitled to a tax deduction to the extent, and at the time, the participant realizes compensation income.

Upon the disposal of stock acquired pursuant to a non-qualified stock option, the optionee's basis for determining taxable gain or loss will be the sum of the option price paid for the stock plus any related compensation income recognized by the optionee, and such gain or loss will be long-term or short-term capital gain or loss depending on whether the optionee has held the shares for more than one year.

SARS. The grant of an SAR would not result in income for the participant or in a deduction for the Company. Upon receipt of shares or cash from exercise of an SAR, the participant would generally recognize compensation income, measured by the fair market value of the shares plus any cash received, and the Company would be entitled to a corresponding deduction.

RESTRICTED AND DEFERRED STOCK. The grant of restricted stock and deferred stock will not result in immediate income for the participant or in a deduction for the Company for federal income tax purposes, assuming the shares are nontransferable and subject to restrictions or to a deferral period creating a "substantial risk of forfeiture," as intended by the Company and as defined in applicable Treasury regulations. If the shares are transferable or there are no such restrictions or significant deferral periods, the participant will realize compensation income upon receipt of the award. Otherwise, a participant generally will realize taxable compensation when any such restrictions or deferral period lapses. The amount of such income will be the value of the common stock on that date less any amount paid for the shares. Dividends paid on the common stock and received by the participant during the restricted period or deferral period also will be taxable compensation income to the participant. In any event, the Company will be entitled to a tax deduction to the extent, and at the time, the optionee realizes compensation income. A participant may elect, under Section 83(b) of the Code, to be taxed on the value of the stock at the time of award. If this election is made, the fair market value of the stock at the time of the award is taxable to the participant as compensation income and the Company is entitled to a corresponding deduction.

WITHHOLDING. The Plan requires each participant, no later than the date as of which any part of the value of an award first becomes includible as compensation in the gross income of the participant, to pay to the Company any federal, state or local taxes required by law to be withheld with respect to the award. The Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the optionee. With respect to any award under the Plan, if the terms of the award so permit, a participant may elect to satisfy part or all of the withholding requirements associated with the award by
(i) authorizing the Company to retain from the number of shares of Company common stock which would otherwise be deliverable to the participant, or (ii) delivering to the Company from shares of Company common stock already owned by the participant that number of shares having an aggregate fair market value equal to part or all of the tax payable by the optionee. In that case, the Company would pay the tax liability from its own funds.

REGISTRATION WITH THE SEC

Upon approval of the amendment to the Plan by the Stockholders, the Company intends to file a registration statement covering the offering of the additional 750,000 shares of common stock issuable under the Plan with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.

VOTE REQUIRED

Shareholder approval of the amendment to the Plan requires the affirmative vote of the holders of a majority of the shares of common stock represented at the meeting and entitled to vote.

                    MANAGEMENT RECOMMENDS A VOTE FOR APPROVAL
                    OF THE AMENDMENT TO THE 1994 STOCK PLAN.

                       APPOINTMENT OF INDEPENDENT AUDITORS
                                  (PROPOSAL #3)

The Board of Directors has selected KPMG Peat Marwick LLP, certified public accountants, as independent auditors to make an examination of the accounts of the Company for the fiscal year ending December 31, 1997, and to perform other appropriate accounting services. Unless otherwise specified, proxies solicited by the Board of Directors will be voted FOR such appointment of KPMG Peat Marwick LLP.

The Company has requested representatives of KPMG Peat Marwick LLP to attend the meeting. They will have an opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.

                                  ANNUAL REPORT

An Annual Report of the Company describing the Company's key activities and containing financial statements for the fiscal year ended December 31, 1996 accompanies this Notice of Annual Meeting and proxy solicitation material.

                              SHAREHOLDER PROPOSALS

If a shareholder desires to present a proposal to be voted upon at the next meeting of Stockholders of CNS, Inc., such proposal, in order to be included in the proxy statement, must be received at the Company's office at P.O. Box 39802, Minneapolis, Minnesota, 55439 by November 21, 1997.

                                  SOLICITATION

The cost of soliciting proxies, including the cost of preparing, assembling, and mailing the proxies and soliciting material, as well as the cost of forwarding the material to the beneficial owners of stock, will be borne by the Company. Directors, officers and regular employees of the Company may, without compensation other than their regular remuneration, solicit proxies personally or by telephone.

                                    GENERAL

ABSTENTIONS AND BROKER NON-VOTES

If a shareholder abstains from voting on any matter, the Company intends to count the person abstaining as present for purposes of determining whether a quorum is present at the Annual Meeting of Stockholders for the transaction of business but as not having voted for any proposal, although there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions. Additionally, the Company intends to count broker "non-votes" as present for purposes of determining the presence or absence of a quorum for the transactions of business. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Therefore, abstentions and broker "non-votes" have the same effect as votes against the proposals.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the NASD. Executive officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, all insiders of the Company filed in a timely manner all such reports.

OTHER BUSINESS

The management of the Company does not know of any other business to be presented at the Annual Meeting of Stockholders. If any matter properly comes before the meeting, however, it is intended that the persons named in the enclosed form of proxy will vote said proxy in accordance with their best judgment.

ALL PROXIES PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY STOCKHOLDERS. IF NO DIRECTION IS GIVEN, PROXIES WILL BE VOTED FOR THE ELECTION OF MANAGEMENT'S NOMINEES FOR DIRECTORS, AND FOR THE APPOINTMENT OF KPMG PEAT MARWICK. AS THE COMPANY'S INDEPENDENT AUDITORS.

                                        BY ORDER OF THE BOARD OF DIRECTORS


                                        /s/ Daniel E. Cohen
                                        Daniel E. Cohen, M.D.
                                        CHAIRMAN OF THE BOARD

Minneapolis, Minnesota
March 21, 1997


                    PLEASE SIGN DATE AND MAIL YOUR PROXY NOW



                                    CNS, INC.
                              4400 WEST 78TH STREET
                          BLOOMINGTON, MINNESOTA 55435
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Daniel E. Cohen, M.D., and Patrick Delaney, and each of them as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of CNS, Inc. held of record by the undersigned on March 3, 1997, at the annual meeting of shareholders to be held on April 23, 1997, or at any adjournment thereof.

1.   ELECTION OF DIRECTORS   [ ] FOR all nominees listed below (except as
                                 marked to the contrary)

          DANIEL E. COHEN, M.D., RICHARD E. JAHNKE, PATRICK DELANEY,
          R. HUNT GREENE, ANDREW J. GREENSHIELDS, RICHARD W. PERKINS

     (INSTRUCTION: To withhold authority to vote for any nominee, print that nominee's name on the space provided below.)

     --------------------------------------------------------------------------

     [ ] WITHHOLD AUTHORITY to vote for all nominees listed above.

2.   PROPOSAL TO RATIFY AND APPROVE AMENDMENTS TO THE COMPANY'S 1994 STOCK PLAN.

                                           [ ] FOR    [ ] AGAINST   [ ] ABSTAIN

3. PROPOSAL TO APPROVE THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY.

                                           [ ] FOR    [ ] AGAINST   [ ] ABSTAIN


           (Continued, and to be completed and signed on reverse side)



                         (continued from other side)

4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, the Proxy will be voted for items 1, 2 and 3. Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                                       Dated:____________________________, 1997

                                       ________________________________________
                                       Name of Shareholder(s) (Please print)

                                       ________________________________________
                                       Signature (and Title if applicable)

                                       ________________________________________
                                       Signature if held jointly


   PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED
                                    ENVELOPE.